Exhibit 99.1

IVAX DIAGNOSTICS ANNOUNCES PLAN TO SEEK FDA 510(k) CLEARANCE FOR PARSEC™ SYSTEM

MIAMI—(BUSINESS WIRE)—January 19, 2006—IVAX Diagnostics, Inc. (AMEX:IVD) announced today that following communications with the United States Food and Drug Administration (FDA) it now plans to submit a 510(k) application for its PARSEC™ System. As a result, commercial deliveries of the PARSEC™ System in the United States will await regulatory clearance of the 510(k), which is anticipated during the second or third quarter of 2006. Commercial activities outside of the United States will not be impacted by this process, and deliveries to customer laboratories abroad have already begun and will continue.

About IVAX Diagnostics, Inc.

IVAX Diagnostics, Inc., headquartered in Miami, Florida, develops, manufactures and markets proprietary diagnostic reagents, instrumentation and software in the United States and Italy through its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l. and ImmunoVision, Inc. IVAX Corporation (AMEX:IVX, LSE:IVX.L) owns approximately 74% of IVAX Diagnostics, Inc.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation, risks and uncertainties that: IVAX Diagnostics may not be able to obtain 510(k) clearance from the FDA for the PARSEC™ System during the second or third quarter of 2006 or at all; IVAX Diagnostics’ international activities associated with the PARSEC™ System may be impacted by the delay in the full commercial launch of the PARSEC™ System in the United States; the PARSECTM System may not be available when or perform as expected; IVAX Diagnostics may not be successful in its marketing of the PARSECTM System; customers may not integrate the PARSECTM System into their operations as readily as expected; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risk factors set forth above, investors should consider the economic, competitive, governmental, technological and other factors discussed in IVAX Diagnostics’ filings with the Securities and Exchange Commission.

Contact:	Duane M. Steele
IVAX Diagnostics, Inc.
305-324-2338
www.ivaxdiagnostics.com